SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6 (e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                            STONE ENERGY CORPORATION
                            ------------------------
                (Name of Registrant as Specified in its Charter)
              -----------------------------------------------------
    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [X] No fee required.
 [ ] Fee computed on table shown below per Exchange Act Rules 14a-6 (i)(1) and
     0-11.

 (1) Title of each class of securities to which transaction applies:
 (2) Aggregate number of securities to which transaction applies:
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 (4) Proposed maximum aggregate value of transaction:
 (5) Total fee paid:

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:
 (2) Form, Schedule or Registration Statement No.:
 (3) Filing Party:
 (4) Date Filed:

                            STONE ENERGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             THURSDAY, MAY 16, 2002

To the Stockholders of Stone Energy Corporation:

     The 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Stone Energy Corporation (the "Company") will be held on Thursday, May 16, 2002 at 10:00 a.m., local time, in the Denechaud Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, for the following purposes:

     (1) To elect three directors to serve until the 2005 Annual Meeting of Stockholders;

     (2) To ratify the appointment of Arthur Andersen LLP, the Company's independent public accountants during 2001, as independent public accountants of the Company for the fiscal year ending December 31, 2002; and

     (3) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 21, 2002, was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                       By Order of the Board of Directors

                                            /s/Andrew L. Gates, III
                                            -----------------------
                                               Andrew L. Gates, III
                                                    Secretary

March 21, 2002

                            STONE ENERGY CORPORATION

                           625 E. KALISTE SALOOM ROAD
                           LAFAYETTE, LOUISIANA 70508
                                 (337) 237-0410
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Thursday, May 16, 2002 at 10:00 a.m., local time, in the Denechaud Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about April 5, 2002.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 21, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 26,292,252 shares of Common Stock outstanding, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 2001, including Form 10-K as filed with the Securities and Exchange Commission, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 1, 2002 (unless otherwise indicated) by
(i) each person known by the Company to own beneficially more than five percent of its outstanding Common Stock, (ii) the Company's Chief Executive Officer during 2001 and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of 2001,
(iii) each of the Company's directors and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

                                              BENEFICIAL OWNERSHIP (3)
                                         ------------------------------------
                                                                PERCENT OF
                                                                OUTSTANDING
        NAME OF BENEFICIAL OWNER               SHARES           COMMON STOCK
        ------------------------         -----------------    ---------------
Berger Financial Group LLC (1)..........     2,018,650              7.7%
Franklin Resources, Inc. (1)............     1,354,600              5.2%
James H. Stone (2)......................     1,515,017(4)           5.8%
D. Peter Canty..........................       413,570(5)           1.6%
Phillip T. Lalande......................        56,100               *
Andrew L. Gates, III....................        48,100               *
E.J. Louviere...........................        47,300               *
Craig L. Glassinger.....................        44,100               *
David R. Voelker........................       422,582(6)           1.6%
Joe R. Klutts...........................       411,037              1.6%
Robert A. Bernhard......................       173,000(7)            *
Raymond B. Gary.........................        71,259(8)            *
John P. Laborde.........................        36,636               *
B. J. Duplantis.........................        31,000               *
Richard A. Pattarozzi...................         2,000               *
Peter K. Barker.........................         1,334               *
Executive   Officers  and  Directors
as  a  group (consisting of 16 persons).     3,598,657             13.7%

----------
         * Less than 1%.

(1) Berger Financial Group LLC's address is 210 University Blvd., Suite 800, Denver, Colorado, 80206. Franklin Resources, Inc.'s address is One Franklin Parkway, San Mateo, California, 94403. The number of shares held is based on information obtained from third parties.

(2)  Mr. Stone's  address is 909 Poydras,  Suite 2650,  New Orleans,  Louisiana,
     70112.

(3) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (i) Mr. Stone include 34,000 shares, (ii) Mr. Canty include 60,000 shares, (iii) Mr. Lalande include 56,000 shares, (iv) Mr. Gates include 48,000 shares (v) Mr. Louviere include 47,000 shares, (vi) Mr. Glassinger include 44,000 shares,
     (vii) Mr. Gary include 10,000 shares, (viii) Messrs. Laborde, Voelker, Duplantis and Bernhard each include 15,000 shares, (ix) Mr. Pattarozzi include 2,000 shares, (x) Mr. Barker include 334 shares, (xi) Mr. Klutts include 1,667 shares and (xii) the executive officers and directors as a group include 434,001 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(4) Includes shares owned by two partnerships known as James H. Stone Interests and James H. Stone Interests II, of which Mr. Stone disclaims any pecuniary interest with respect to 59,226 and 16,234 shares, respectively. Also includes 7,630 shares held by Mr. Thomas Stone as custodian for the benefit of Mr. Stone's two minor children, to which Mr. Stone disclaims any pecuniary interest. Also includes 26,131 shares owned by a limited liability company in which Mr. Stone has a 4% interest.

(5)  Includes 200 shares owned by Mr. Canty's wife.

(6) Includes 72,440 shares owned by two trusts for the benefit of Mr. Stone's children, of which Mr. Voelker is a trustee, 294,970 shares owned by Frantzen/Voelker Investments, L.L.C., in which Mr. Voelker owns a 20% interest. Mr. Voelker disclaims any pecuniary interest with respect to the shares owned by the trusts for the benefit of Mr. Stone's children.

(7) Includes 30,000 shares held by the Bernhard Trust "B" of which Mr. Bernhard is the trustee and a potential beneficiary, and 12,000 shares held by Mr. Bernhard's wife.

(8)  Includes 20,000 shares owned by Mr. Gary's wife.

                              ELECTION OF DIRECTORS

     Currently, 10 directors serve on the Company's Board of Directors. Three directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 2003, 2004 and 2002, respectively. Robert A. Bernhard, Joe R. Klutts and James H. Stone have been nominated to serve in Class III and, if elected, will serve until the Company's 2005 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Each of the three nominees for director currently serves as a director of the Company. The remaining seven directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2003 or 2004. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the Class III nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE THREE NOMINATED DIRECTORS.

     The following table sets forth information regarding the names, ages as of March 15, 2002 and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company.


                                   PRINCIPAL OCCUPATION AND                  DIRECTOR
                                         DIRECTORSHIPS                        SINCE      AGE
                             -----------------------------------------     ----------- -------
  CLASS I DIRECTORS
  D. Peter Canty..........    President and Chief Executive Officer            1993       55
                              of the Company

  Raymond B. Gary.........    Advisory Director, Morgan Stanley &              1993       73
                              Co. Inc.

  David R. Voelker........    Owner, Frantzen-Voelker Investments              1993       48

  Peter K. Barker.........    Advisory Director, Goldman Sachs & Co.,          2000       53
                              Director, Ameron International
  CLASS II DIRECTORS
  B. J. Duplantis.........    Senior Partner of the law firm of                1993       62
                              Gordon, Arata, McCollam, Duplantis & Eagan

  John P. Laborde.........    Retired  Chairman  Emeritus,   Tidewater         1993       78
                              Inc., Director, Stewart Enterprises,
                              Inc. & Stolt Offshore, S.A., Chairman, Laborde
                              Marine Lifts,  Inc.,  Laborde  Products, Inc.,
                              Lab More Properties and Lab-Rex, L.L.C.

  Richard A. Pattarozzi...    Former Vice  President of Shell Offshore         2000       58
                              Inc., Director, Tidewater Inc.,
                              Transocean  Sedco Forex Inc., OSCA, Inc.
                              and Global Industries, Ltd.
  CLASS III NOMINEES
  Robert A. Bernhard......    Co-Chairman of Munn, Bernhard &                  1993       73
                              Associates, Inc., an investment advisory
                              firm,  and a member of McFarland,  Dewey
                              and Co. LLC, an investment banking firm

  Joe R. Klutts...........    Vice Chairman of the Board of the                1993       67
                              Company

  James H. Stone..........    Chairman of the Board of the Company;            1993       76
                              Director, Newpark Resources, Inc.

     The Company was formed in March 1993 to become a holding company for The Stone Petroleum Corporation ("TSPC") and its subsidiaries. In 1997, TSPC was dissolved after a majority of its assets were transferred to Stone Energy
Corporation. Each of the nominees and directors has been engaged in the principal occupation set forth opposite his name for at least the past five years except as described below.

     D. Peter Canty was appointed Chief Executive Officer of the Company on January 1, 2001 upon the resignation of that position by James H. Stone. Prior to January 1, 2001, Mr. Canty served as President of the Company since March 1994.

     Peter K. Barker served as a General Partner for the investment banking firm of Goldman Sachs & Co. from 1978 through his retirement in 1998. Since his retirement, he has served as an Advisory Director of Goldman Sachs & Co.

     MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during 2001. Each director attended all of the meetings of the Board of Directors with the exception of Mr. Bernhard who missed two meetings and Mr. Voelker who missed one meeting. Each director attended all of the meetings of the committees on which he currently serves. The Company has the following standing committees:

     AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Barker, Bernhard, Duplantis, Gary and Laborde, met three times during 2001. During 1999, the Company's Board of Directors adopted and approved a formal written charter for the Company's Audit Committee. During 2001, the Audit Committee Charter was revised and was included as Appendix A to our proxy statement filed with the Securities and Exchange Commission during 2001. The charter requires the Audit Committee to recommend to the Board of Directors each year the engagement of a firm of independent public accountants, to review the Company's accounting and internal control systems and principal accounting policies, to recommend to the Company's Board of Directors, based on its discussions with the Company's management and independent public accountants, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K, and to oversee the entire audit function, both independent and internal.

     The Company believes that each of the members of the Audit Committee is independent as defined by the listing standards of the New York Stock Exchange.

     COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Gary, Duplantis, Klutts, Pattarozzi, and Voelker, met three times during 2001 and took action by written consent on three occasions. Its principal function is to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's stock option and incentive compensation plans and has the authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer except as to options granted automatically to Nonemployee Directors under the 2001 Amended and Restated Stock Option Plan.

     EXECUTIVE COMMITTEE. The Executive Committee, which currently consists of Messrs. Canty, Duplantis, Klutts and Stone, met one time during 2001. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

     INVESTMENT COMMITTEE. The Investment Committee, which currently consists of Messrs. Bernhard, Barker, Canty and Stone, did not meet during 2001. Its principal functions are to determine the investment objectives for the Company's cash assets and select and supervise one or more investment managers.

     PRICING COMMITTEE. The Pricing Committee, which currently consists of Messrs. Stone, Canty, Bernhard and Gary, met one time during 2001. Its principal function is to determine the price at which the Company's securities are initially sold.

     STRATEGY COMMITTEE. The Strategy Committee, which currently consists of Messrs. Canty, Barker, Duplantis and Pattarozzi, met one time during 2001. Its principal function is to assist the Company's Directors in reviewing and pursuing strategic alternatives.

     NOMINATING COMMITTEE. The Nominating Committee, which currently consists of Messrs. Duplantis, Barker, Laborde and Pattarozzi, did not meet in 2001, but met once in January 2002. Its principal function is to assist the Company's Directors in selecting individuals to be nominated for election to serve as directors and to serve on various committees. The Nominating Committee will consider nominees recommended by security holders provided that such nominees are recommended in writing pursuant to Section 13 in Article III of the Company's Bylaws not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of the Company's stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, members of the Compensation Committee of the Board of Directors were Messrs. Gary, Duplantis, Klutts, Pattarozzi and Voelker. There were no compensation committee interlocks between the Company and any other entity during 2001. For a description of transactions with B.J. Duplantis, see "Transactions with Management and Certain Directors."

COMPENSATION OF DIRECTORS

     Pursuant to the Company's 2001 Amended and Restated Stock Option Plan (the "Plan"), directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Nonemployee Directors") will receive, upon the date of their initial election to the Board of Directors of the Company, a nonqualified stock option to purchase 1,000 shares of Common Stock. Further, as of the date of each annual meeting of the stockholders of the Company, each Nonemployee Director, who has already received his initial option grant as described in the preceding sentence, will receive a nonqualified stock option to purchase 5,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, qualified, mature shares of common stock (valued at fair market value at the date of exercise) or by a combination of such means of payment. Generally, the fair market value of a share of Common
Stock on a particular date is equal to the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on such date. Effective as of the date of the Company's 2001 Annual Meeting of Stockholders, each of Messrs. Gary, Voelker, Duplantis, Laborde, Klutts, Pattarozzi, Barker and Bernhard was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $54.38 per share pursuant to the Plan.

     Except upon the occurrence of a "Change of Control" (as defined in the Plan), all options granted to Nonemployee Directors under the Plan have a maximum term of five years and will vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a Change of Control, each option will be exercisable in full.

     Effective January 1, 2002, each Nonemployee Director is paid $5,000 (previously $1,500) each quarter, plus $1,000 for attending each board meeting
and  $1,000  (previously  $0)  for  attending  each  committee   meeting.   Each
Nonemployee Director is also reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, the Company believes that, during the period from January 1, 2001 to February 15, 2002, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Michael S. Smith, who was a director from February 1, 2001 until his resignation in May, 2001, did not file any report as a director of the Company other than an initial report.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2001, 2000 and 1999 of those persons who were, at December 31, 2001, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers").



                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                                                   NUMBER OF
                                                   ANNUAL COMPENSATION             SECURITIES
                                              ------------------------------       UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY    BONUS (1)      OTHER         OPTIONS             COMPENSATION (2)
---------------------------          ----     ------    ---------      -----      -------------          ----------------
D. Peter Canty...................    2001    $200,000    $  -        $  -             5,000                $8,408(3)(4)
  President and Chief                2000     185,000    138,750        -            50,000                 8,376(3)(4)
  Executive Officer                  1999     165,000    132,000        -              -                    8,536(3)(4)

Phillip T. Lalande...............    2001    $170,625    $  -        $99,850(5)       5,000               $11,912(6)
  Vice President-Engineering         2000     138,750    104,063      17,735(5)      20,000                11,912(6)
                                     1999     120,000     96,000       2,324(5)        -                   12,112(6)

Andrew L. Gates, III.............    2001    $170,625    $97,063     $  -             5,000                $9,172(7)
  Vice President and General         2000     150,000    112,500        -            25,000                 9,172(7)
  Counsel                            1999     132,500     52,500        -              -                    9,372(7)

Craig L. Glassinger..............    2001    $142,188    $14,219     $99,850(5)       5,000                $9,672(8)
  Vice President - Resources         2000     117,500     88,125      17,735(5)      20,000                 9,672(8)
                                     1999     102,917     82,334       2,324(5)        -                    9,872(8)

E.J. Louviere....................    2001    $142,188    $14,219     $99,850(5)       5,000                $7,250(9)(10)
    Vice President - Land            2000     107,500     68,540      17,735(5)      20,000                 7,228(9)(10)
                                     1999      97,917     68,540       2,324(5)        -                    7,402(9)(10)

(1) The amounts reflected in the table for 2001, 2000 and 1999 represent bonuses paid in March 2002, February 2001 and February 2000, respectively, which related to performance in 2001, 2000 and 1999, respectively.

(2)  Except  as  indicated  in  the  following  notes,   amounts  in  all  other
     compensation reflect amounts contributed or accrued by the Company on behalf of the named executive officers under the Company's 401(k) profit sharing plan and the economic benefit attributable to group life insurance coverage.

(3) Includes annual premiums of $2,300 paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(4) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Canty, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "-- Deferred Compensation Agreements." Of the amounts reflected in the table for each of 2001, 2000 and 1999, $436, $404 and $364, respectively, are attributable to the economic benefit pursuant to the policy relating to Mr. Canty.

(5) Reflects amounts paid by a trust formed by the Company for the benefit of certain employees. Such trust held net profits interests that burden properties acquired by the Company prior to July 1993. Effective January 1, 2001, the Company acquired the net profits interests from the employees and discontinued this benefit program.

(6) Includes $6,240 of premiums paid by the Company for a life insurance policy as to which the Company is not the beneficiary.

(7) Includes $3,500 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(8) Includes $4,000 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(9) Includes $1,250 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(10) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Louviere, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "-- Deferred Compensation Agreements." Of the amounts reflected in the table for each of 2001, 2000 and 1999, $328, $305 and $279, respectively, are attributable to the economic benefit pursuant to the policy relating to Mr. Louviere.

STOCK OPTIONS GRANTED IN 2001

     During 2001, the named executive officers were granted an aggregate of 25,000 options to purchase shares of common stock at an exercise price of $38.785 per share pursuant to the Company's 2001 Amended and Restated Stock Option Plan as follows:

                                  NUMBER OF           PERCENT OF
                                 SECURITIES         TOTAL OPTIONS
                                 UNDERLYING           GRANTED TO          EXERCISE
                                   OPTIONS           EMPLOYEES IN          PRICE         EXPIRATION      FAIR VALUE AT DATE
            NAME                 GRANTED (1)             2001            ($/SHARE)          DATE              OF GRANT (2)
   ------------------------      -----------        -------------        ---------       ----------      ------------------
   D. Peter Canty........           5,000                0.9%             $38.785         9/10/2011           $97,430
   Phillip T. Lalande....           5,000                0.9%              38.785         9/10/2011            97,430
   Andrew L. Gates, III..           5,000                0.9%              38.785         9/10/2011            97,430
   Craig L. Glassinger...           5,000                0.9%              38.785         9/10/2011            97,430
   E.J. Louviere.........           5,000                0.9%              38.785         9/10/2011            97,430

(1)  Options vest 20% each year over a five-year  period.
(2) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) dividend yield of 0%, (b) expected volatility of 44.4%,
     (c) risk-free interest rate of 4.7% and (d) expected life of four years.

FISCAL YEAR-END OPTION VALUES AND STOCK OPTION EXERCISES

     The following tables contain information concerning the number and value of exercisable and unexercisable options at December 31, 2001. There were no stock options exercised by the named executive officers during 2001.

                                        NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                    OPTIONS AT DECEMBER 31, 2001            AT DECEMBER 31, 2001 (1)
                                 ---------------------------------     ----------------------------------
           NAME                   EXERCISABLE       UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
----------------------------     -------------     ---------------     -------------      ---------------
 D. Peter Canty........             60,000             45,000            $1,157,813           $3,575
 Phillip T. Lalande....             56,700             24,000             1,265,988           44,075
 Andrew L. Gates, III..             48,000             27,000               998,313           30,575
 Craig L. Glassinger...             44,000             23,000               842,938           30,575
 E.J. Louviere.........             47,000             23,000               921,751           30,575

----------
(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2001 of $39.50 and the per share exercise price of the stock option.

DEFERRED COMPENSATION AGREEMENTS

     Prior to 1982, a predecessor of the Company entered into deferred compensation and disability agreements (the "Deferred Compensation Agreements") with several of its employees, including D. Peter Canty and E.J. Louviere. Benefits under the Deferred Compensation Agreements have become fully vested. Benefits are payable in a fixed monthly amount at age 65 (or actual retirement, if later) for a continuous period of 180 months. The Deferred Compensation Agreements also provide for monthly payments upon total disability, and certain benefits upon partial disability, until the employee reaches age 65. Mr. Canty and Mr. Louviere are entitled to receive annual benefits at age 65 (or actual retirement, if later) of $28,500 and $10,000, respectively, under their Deferred Compensation Agreements.

     The Company has purchased split-dollar life insurance policies to fund its obligations under the Deferred Compensation Agreements. These policies are designed to have a cash surrender value, when the employee reaches age 65, which is sufficient to fund the Company's obligations. The Company owns the right to the cash surrender value of the policies. A substantial portion of each of the policies is payable to the beneficiaries of each employee with the remainder payable to the Company. Premiums paid by the Company pursuant to the policies relating to Mr. Canty and Mr. Louviere are included under "All Other Compensation" in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's principal duty is to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option and Incentive Compensation Plans and has the authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans they administer.

     EXECUTIVE COMPENSATION. The Committee believes that the compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but that it should also serve to align the interests of the executive officers with those of the stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

     BASE SALARY. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Committee has established a philosophy of generally providing more conservative base salaries and more aggressive incentive compensation opportunities than the market in order to strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies, including the Peer Group, and salary levels implied by other market data. The Peer Group consists of the companies named below under the heading "Stockholder Return Performance Presentation".

     INCENTIVE COMPENSATION. The Company's Annual Incentive Compensation Plan was terminated in 1996 and, in lieu thereof, the Committee adopted a discretionary bonus program. Under this program, bonuses are primarily tied to several performance criteria, including the annual return on the Company's Common Stock, the quarterly return on the Company's common stock as compared to the quarterly return on the common stock of the Peer Group, and the annual increases in earnings and cash flow per share and in the net asset value of the Company. A portion of the bonuses is determined by the sole discretion of the Committee. To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed such employee's base salary for the relevant plan year.

     The Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of generated incentives. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of group and individual performance factors. It is the overall objective of the Company that the Incentive Plan not reward employees until the Company's stockholders have been appropriately rewarded for investing in the Company. The Committee is not required to grant awards for all amounts available under the Incentive Plan. For the 2001 performance year, a total of $1.1 million was available for awards and $1.1 million was paid. Awards granted to the named executive officers for the 2001 performance year are presented under "Bonus" in the Summary Compensation Table.

     STOCK OPTION PLAN. Stock option grants are designed to align the long-term interests of the Company's employees with those of its stockholders by directly linking compensation to stockholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company. The Company's 2001 Amended and Restated Stock Option Plan authorizes the Compensation Committee to award stock options to purchase up to 3,225,000 shares of Common Stock. The Committee grants non-statutory options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options granted to employees generally have ten-year terms, with exercise restrictions that lapse over a five-year period. Options granted to non-employee directors have five-year terms, with exercise restrictions that lapse over a three-year period.

     401(K) PLAN. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals may be made by the Company in cash or shares of Common Stock. During 2001, the Company's discretionary match of employee deferrals totaled approximately $0.7 million. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

     Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year. If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants from the plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's elective deferrals under the plan, the amount of Company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Company's Chief Executive Officer during 2001, D. Peter Canty, is a competitive, but conservative, base salary and incentive compensation based upon the Company's performance.

     BASE SALARY. Mr. Canty's annual base salary for 2001 was increased to $200,000.

     INCENTIVE COMPENSATION. Mr. Canty was not awarded a bonus for the 2001 performance year.

     STOCK OPTION PLAN. During 2001, Mr. Canty was granted 5,000 options to purchase shares of Common Stock at an exercise price of $38.785 per share pursuant to the 2001 Amended and Restated Stock Option Plan.

                                            Compensation Committee

                                            Raymond B. Gary
                                            B. J. Duplantis
                                            Joe R. Klutts
                                            Richard A. Pattarozzi
                                            David R. Voelker

               TRANSACTIONS WITH MANAGEMENT AND CERTAIN DIRECTORS

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

     James H. Stone and Joe R. Klutts, two of the Company's directors, collectively own 9% of the working interests in the Weeks Island Field. These interests were acquired at the same time as the Company's predecessor acquired its interests in the Weeks Island Field. In their capacity as working interest owners, they are required to pay their proportional share of all costs and are entitled to receive their proportional share of revenues.

     Certain officers of the Company were granted net profits interests in certain of the oil and gas properties that the Company acquired prior to 1993. The recipients of net profits interests are not required to pay capital costs incurred on the properties burdened by such interests.

     As a result of these transactions, a conflict of interest may exist between the Company and such officers and directors with respect to the drilling of additional wells or other development operations.

     Joe R. Klutts received $56,000 during 2001 in consulting fees after retiring, February 1, 2000, as an employee of the Company. During 2001, Mr. Klutts also received approximately $72,000 in retirement benefits.

     The law firm of Gordon, Arata, McCollam, Duplantis and Eagan, of which B.J. Duplantis, a director and member of the Company's Audit Committee, is a Senior Partner, provided legal services for the Company during 2001. The value of these services totaled approximately $20,000.

     Laborde Marine LLC, a company in which John P. Laborde's son has an interest, provided services to the Company during 2001. The value of these services was approximately $255,000.

                             AUDIT COMMITTEE REPORT

     The Audit Committee's principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent public accountants, to review the Company's accounting and internal control systems and principal accounting policies, to recommend to the Company's Board of Directors, based on its discussions with the Company's management and independent public accountants, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K and to oversee the entire audit function, both independent and internal.

     The Company believes that each of the members of the Audit Committee is independent as defined by the listing standards of the New York Stock Exchange. During 2001, the Company's Board of Directors adopted and approved a revised formal written charter for the Company's Audit Committee. The revised charter was included as Appendix A to the Company's proxy statement filed with the Securities and Exchange Commission during 2001.

     In connection with the Company's consolidated financial statements for the year ended December 31, 2001, the Audit Committee has:

     o    reviewed  and  discussed  the  audited   financial   statements   with
          management;

     o discussed with the Company's independent public accountants, Arthur Andersen LLP, the matters required to be discussed by Statements on Auditing Standards 61; and

     o received the written disclosures and the letter from Arthur Andersen LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence.

     Based on the review and discussions with the Company's management and independent public accountants, as set forth above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC.

                                            Audit Committee

                                            Peter K. Barker
                                            Robert A. Bernhard
                                            B.J. Duplantis
                                            Raymond B. Gary
                                            John P. Laborde


     The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

          1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on December 31, 1996 at $29.875 per share for the Company's Common Stock and at the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date.

          2.  Peer  Group   investment   is  weighted   based  upon  the  market
     capitalization of each individual company within the Peer Group at the beginning of the period.

          3. Dividends are reinvested on the ex-dividend dates.

    MEASUREMENT PERIOD                         PEER
  (FISCAL YEAR COVERED)           SGY          GROUP        S&P 500
---------------------------    ---------     ---------    -----------
       12/31/97                $111.92        $90.66        $131.01
       12/31/98                  91.84         61.85         165.95
       12/31/99                 119.67         62.21         198.35
       12/31/00                 216.07        127.54         178.24
       12/31/01                 132.22         97.18         154.99


     During 2001, as a result of industry-wide merger and acquisition activity, Stone revised the companies that comprise its Peer Group. Barrett Resources Corporation, Chieftain International, Inc. and Devon Energy Corporation were replaced with Noble Affiliates, Inc., Pure Resources Inc., Spinnaker Exploration Company and Westport Resources Corporation. The companies that comprise the Company's current Peer Group are as follows: Cabot Oil & Gas Corporation, Forest Oil Corporation, Meridian Resource Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Ocean Energy, Inc., Pogo Producing Company, Pure Resources Inc., St. Mary Land and Exploration Company, Spinnaker Exploration Company, Swift Energy Company, The Houston Exploration Company, Tom Brown, Inc., Vintage Petroleum, Inc., Westport Resources Corporation and XTO Energy Inc.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2002. The Board of Directors recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent public accountants at any time during the year, if the Board of Directors believes that the change would be in the best interests of the Company and its stockholders. If the stockholders vote against ratification, the Board of Directors will reconsider its selection.

     The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     During 2001, the Company's independent public accounting firm, Arthur Andersen LLP, billed the Company the following aggregate fees for the following services rendered:

   Audit Fees                                                       $155,000
   Financial Information System Design and Implementation Fees          -
   All Other Fees                                                    186,805


     Other fees above include tax services and $86,205 of audit-related fees including benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, assistance with registration statements and private placements, comfort letters and consents.

     The Company's Audit Committee does not believe that these services have impacted Arthur Andersen's independence.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                      OTHER MATTERS FOR 2002 ANNUAL MEETING

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2003 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated at the beginning of this proxy statement, so that the Secretary receives it no later than November 22, 2002.

     The Securities and Exchange Commission recently adopted amendments to its proxy rules that permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as "householding," should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. We are not householding proxy materials for our shareholders of record in connection with our 2002 Annual Meeting. However, we have been notified that certain intermediaries may household proxy materials. If you hold your shares of our common stock through a broker or bank that has determined to household proxy materials:

     o Only one Proxy Statement and Annual Report to Stockholders will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary; and

     o We will promptly deliver you a separate copy of the Proxy Statement and Annual Report to Stockholders for the 2002 Annual Meeting and for future meetings if you so request by calling us at (337) 237-0410 or by writing to our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 or you can contact your bank or broker to make a similar request.

     If your household is receiving multiple copies of our proxy statements and annual reports, you can request delivery from your bank or broker of only a single copy of our proxy statements and annual reports if your bank or broker has determined to household proxy materials.


                                          By Order of the Board of Directors

                                              /s/Andrew L. Gates, III
                                              -----------------------
                                                 Andrew L. Gates, III
                                                       Secretary

March 21, 2002